Exhibit 2.2

From:

The Sellers.

To:

Sangamo Therapeutics, Inc.
501 Canal Blvd,
Richmond
CA 94804
United States of America

October 1st, 2018

Amendment agreement to the SPA (the “Amendment Agreement”)

Dear Sirs,

Reference is made to the Share Purchase Agreement dated July 20, 2018 (the “SPA”), by and between the undersigned shareholders (the “Sellers”) of TxCell S.A., a French société anonyme having its registered office located at Les Cardoulines, allée de la Nertière, Sophia-Antipolis 06560, Valbonne (France), incorporated with the Grasse trade and companies registry under number 435 361 209 R.C.S. (the “Company”) and Sangamo Therapeutics, Inc., a company incorporated in the State of Delaware, whose head office is located at 501 Canal Blvd, Richmond, CA 94804, U.S.A.

Unless otherwise defined herein, capitalized terms used in this Amendment Agreement shall bear the same meaning as the one ascribed to them in the SPA.

1.	The Parties identified a material error in the SPA since the shares referred to in the SPA as being held by Belsize Asset Management GmbH are actually held by Mr. Gilbert Gerber.

As a consequence of such material error, the Sellers hereby confirm that any reference made in the SPA to Belsize Asset Management GmbH shall be deemed made to Mr. Gilbert Gerber, who shall therefore be substituted with Belsize Asset Management GmbH in all its rights, liabilities and obligations arising from the SPA as from the date of the SPA.

2.	The Sellers hereby agree that Exhibit B (Purchase Price) of the SPA shall be deemed replaced by the funds flow attached hereto as Appendix 1.

3.	The Sellers hereby agree to amend Article 2.3(b) of the SPA by inserting the following paragraph at the end of Article 2.3(b):

“(vii) satisfactory evidence that the Company (A) has sent, prior to the Closing Date, a redemption request to YA II PN, Ltd. for the redemption of 28 convertible notes held by YA II PN, Ltd., in accordance with the provisions of the agreement dated June 17, 2016 for the issuance of and subscription to warrants giving access to notes convertible into shares with share subscription warrants attached, as amended from time to time, and (B) has actually fully repaid such 28 convertible notes.”

4.

With respect to paragraphs (v) and (vi) of Article 2.3(b) and Article 6.5, the Company provided the Purchaser with the certificate attached hereto as Appendix 2 regarding the current status of the relevant authorizations and declarations.

Except for the modifications described above, the other provisions of the SPA shall remain unchanged.

This Amendment Agreement (and its appendixes) and the SPA (and its appendixes) shall be read and construed as a single document.

This Amendment Agreement shall be governed as to its validity, interpretation and performance by the laws of France.

Any dispute arising in connection with this Amendment Agreement and its schedule or as a result or consequence thereof not otherwise settled shall be subject to the exclusive jurisdiction of the Paris courts (tribunaux compétents du resort de la cour d’appel de Paris).

The Sellers and, for the avoidance of doubt, Mr. Gilbert Gerber and Belsize Asset Management GmbH, acknowledge and agree to irrevocably waive their rights under article 1161 of the French Civil Code and to require the invalidity and nullity of this document on the basis of article 1161 of the French Civil Code.

By signing this Amendment Agreement, the Sellers and, for the avoidance of doubt, Mr. Gilbert Gerber and Belsize Asset Management GmbH, accept and agree on the terms of such Amendment Agreement.

If you agree on the terms and conditions of this Amendment Agreement, please countersign a copy of this Amendment Agreement.

Yours faithfully,

Made on October 1st, 2018, in twelve (12) original copies.

[signature pages to follow]

/s/ Stéphane Boissel
Mr. Stéphane Boissel

/s/ Thibaut Roulon
FCPR Innobio
represented by Bpifrance Investissement itself represented by Mr. Thibaut Roulon

/s/ François Meyer
Mr. François Meyer

/s/ Thibaut Roulon
FCPR BIOAM
represented by Bpifrance Investissement itself represented by Mr. Thibaut Roulon

/s/ Stéphane Boissel
Belsize Asset Management GmbH
represented by Mr. Stéphane Boissel

/s/ Stéphane Boissel
Mr. Gilbert Gerber
represented by Mr. Stéphane Boissel

/s/ Thibaut Roulon
FCPR BIOAM 1B
represented by Bpifrance Investissement itself represented by Mr. Thibaut Roulon

/s/ Stéphane Boissel
FCPR Auriga Ventures II
represented by Auriga Partners, itself represented by Mr. Stéphane Boissel

/s/ Mark Angelo
YA II PN, LTD
represented by Mark Angelo

/s/ Laurent Higueret
Bpifrance Participations
represented by Mr. Laurent Higueret

/s/ Stéphane Boissel
TxCell
represented by Mr. Stéphane Boissel

We hereby confirm that we are fine with the terms of this Amendment Agreement to the SPA

/s/ Heather Turner
Sangamo Therapeutics, Inc. represented by Ms Heather Turner

Appendix 1 – New Exhibit B to the SPA

Appendix 2 – Status Certificate